Exhibit 5.1

30 May 2025

Patria Investments Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

Dear Addressees

PATRIA INVESTMENTS LIMITED

We have acted as Cayman Islands legal advisers to Patria Investments Limited (the "Company"), and we have examined the Registration Statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (including all supplements and amendments thereto, the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of up to an aggregate of an additional 1,293,000 Class A Common Shares with a par value of US$0.0001 per share in the capital of the Company (the "Shares") for issuance pursuant to the Company's Premium Bonus Share Plan (the "Plan").

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands with full corporate power and authority to issue the Shares.

2.	The Shares to be issued by the Company have been duly authorised by all necessary corporate action of the Company and, upon the issue of the Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefore by the purchaser in accordance with the Memorandum and Articles of Association (as defined in Schedule 1) and the Plan and in the manner contemplated by the Registration Statement, the Shares will be validly created, legally issued, fully paid and non-assessable.

Walkers

190 Elgin Avenue, George Town Grand Cayman KY1-9001, Cayman Islands

T  +1 345 949 0100  F  +1 345 949 7886 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

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In this opinion letter the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on shares of the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

This opinion shall be construed in accordance with the laws of the Cayman Islands. Yours faithfully

/s/ Walkers (Cayman) LLP

Walkers (Cayman) LLP

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Registration by way of Continuation dated 12 October 2020, the Amended and Restated Memorandum and Articles of Association of the Company adopted on 12 January 2021 (the "Memorandum and Articles"), the Register of Directors, Register of Officers and Register of Mortgages and Charges, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together the "Company Records").

2.	A copy of executed written resolutions of the board of directors of the Company dated 30 May 2025 (the "Resolutions").

3.	A copy of the Registration Statement.

4.	A copy of the Plan.

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SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents reviewed are genuine and are those of a person or persons given power to execute the documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Memorandum and Articles of Association will be the memorandum and articles of association of the Company in force on the date of the issuance of the Shares.

3.	The accuracy and completeness of all factual representations made in the Registration Statement and all other documents reviewed by us.

4.	The Company will receive consideration in money or money’s worth for each Share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement, such price in any event not being less than the stated par or nominal value of each Share.

5.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by issuance and allotment of the Shares and, insofar as any obligation expressed to be incurred under any of the documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

6.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

7.	The Resolutions have been duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

8.	The Resolutions are and shall remain in full force and effect and have not been and will not be rescinded or varied.

9.	The Registration Statement and the Plan conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such documents.

10.	Each of the Registration Statement and the Plan (including each grant notice issued pursuant thereto) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).

11.	On the date of issuance of the Shares, the Company has sufficient authorised and unissued share capital.

12.	All preconditions to the issue of the Shares under the terms of the Plan and the Memorandum and Articles of Association will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Plan or the Memorandum and Articles of Association.